EXHIBIT 10-1-3

TEGNA INC.
SUPPLEMENTAL EXECUTIVE MEDICAL PLAN

Amendment No. 3

Effective December 6, 2016, TEGNA Inc., hereby adopts the following clarifying amendment, which reflects past and current administrative practice with respect to the TEGNA Inc. Supplemental Executive Medical Plan, as follows:

1.	The “Eligibility” section is deleted in its entirety and replaced with the following:

ELIGIBILITY

This Plan covers each active executive who was a participant in the Supplemental Executive Medical Plan on December 31, 2010. Generally, to be a participant in the Supplemental Executive Medical Plan as of December 31, 2010, the executive had to be an active officer of the Company or an active member of the Company’s Management, U.S. Community Publishing or Broadcast Operating Committees as of that date. No employees will be permitted to join the Plan after December 31, 2010. A participant will be eligible with respect to any covered medical expenses incurred by such executive or eligible dependents on or after the date of eligibility under the Plan. An executive’s eligible dependents will include parents and parents-in-law if they are legal dependents under the Internal Revenue Code, as well as those individuals who would qualify as eligible dependents under the Company’s other medical plans. Only those eligible dependents who were covered by the Plan on December 31, 2010 are eligible to participate, and no new dependents will be permitted to enroll in the Plan after that date except as necessary to comply with the HIPAA Special Enrollment Periods requirements under ERISA §701(f). Executives who participate in this Plan will cease to participate in this Plan when they terminate employment or when they cease to be a member of a class of executives that may participate in this Plan.
Executives and their eligible dependents must be enrolled in other primary medical coverage that constitutes Minimum Essential Coverage under the Affordable Care Act

(“Other Primary Medical Coverage”) in order to participate. Where the Other Primary Medical Coverage is Medicare, the individual must be enrolled in Medicare Parts A, B, and D (or an equivalent Medicare plan, such as a Medicare Advantage plan with prescription drug coverage).
This Plan does not cover any executive or their eligible dependents if that executive is a “SpinCo Group Employee” or “Former SpinCo Group Employee” as defined under the Employee Matters Agreement.
IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment to be executed by its duly authorized officer as of December ___, 2016.

Dated:______________________        TEGNA INC.

By: ____________________________________
Name:
Title:

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